EXHIBIT 99.1



[SUNPHARM LOGO]
                                                  4651 Salisbury Road, Suite 205
                                                     Jacksonville, Florida 32256
                                     Phone (904) 296-3320  -  Fax (904) 296-6202





FOR IMMEDIATE RELEASE
Contact:

Stefan Borg                                    Noonan/Russo Communications, Inc.
President and Chief Executive Officer          (212) 696-4455
SunPharm Corporation                           Jan Medina (investor) ext. 216
(904) 296-3320                                 Renee Solano (media) ext. 227
                                               e-mail:  news@noonanrusso.com

           SUNPHARM CORPORATION CLOSES $6.4 MILLION PRIVATE PLACEMENT

           - Charles Dimmler III Named to Additional Seat on Board -

Jacksonville, Florida, April 3, 1997 - SunPharm Corporation (NASDAQ: SUNP) announced today that it has closed on a private placement of 1.83 million units with gross proceeds of approximately $6.4 million. The institutional investors include: Hambro Health International, Inc., New York Life Insurance Company, InterSouth Partners and two European pension funds. In addition, as a result of the financing, the Company's Board of Directors has unanimously elected Charles Dimmler III, of Hambro Health International, Inc., to a new seat on the Board.

"We are very pleased to gain such a distinguished group of institutional investors to complement the SunPharm Pharmaceutical Advisory Group and industry-experienced Board of Directors. The Company will apply this new capital to accelerate our product and organizational development programs and our three human clinical trial programs currently underway for the proprietary polyamine analogue-based products which SunPharm intends to commercialize. The proceeds of the private placement provide SunPharm with funding for two years of operations, based on our current plans," said Stefan Borg, President and Chief Executive Officer.

"This financing is a significant step forward for the Company. The participation of this institutional investor group validated SunPharm's business model and recognizes the potential commercial value of the Company's corporate alliances and its polyamine drug candidates which now are advancing through human clinical studies," Borg said.

Each of the units sold in the private placement consisted of one share of SunPharm common stock and a warrant to purchase an additional share of common stock.

SunPharm, based in Jacksonville, Florida, is engaged in the development of small molecule pharmaceutical products derived from novel polyamine analogue platforms invented by Professor Raymond Bergeron at the University of Florida, under development exclusively by the Company for the treatment of seven chronic diseases. The Company has a Phase II clinical study of DEHOP for AIDS-related diarrhea underway, completed the Phase I clinical study requirements for DENSPM in cancer, a Phase I clinical study for DEHOP in cancer underway and an IND has been allowed for DEHOP in ulcerative colitis. The Company has strategic commercial alliances with Warner-Lambert Company and Nippon Kayakii Company, Ltd. for the commercial rights to DENSPM for cancer.

                                      ####

Editor's    Note:    This    release   is   available   on   the   Internet   at
http://www.noonanrusso.com


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